Exhibit 3.02

AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT OF

TELEMAR PARTICIPAÇÕES S.A.

AMONG

AG TELECOM PARTICIPAÇÕES S.A.

LUXEMBURGO PARTICIPAÇÕES S.A.

LF TEL S.A.

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

AND

TELEMAR PARTICIPAÇÕES S.A.

AS INTERVENING CONSENTING PARTY

JANUARY 25, 2011

AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT OF

TELEMAR PARTICIPAÇÕES S.A.

By this present instrument, the Parties:

1.	AG TELECOM PARTICIPAÇÕES S.A., headquartered at Av. do Contorno, 8.123, Cidade Jardim, in the city of Belo Horizonte, State of Minas Gerais, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 03.260.334/0001-92, herein represented pursuant to its Bylaws, hereinafter referred to as “AG TELECOM”;

2.	LUXEMBURGO PARTICIPAÇÕES S.A. (previously “Andrade Gutierrez Investimentos em Telecomunicações S.A.”), headquartered at Avenida do Contorno, 8.123, Bairro Cidade Jardim, in the city of Belo Horizonte, State of Minas Gerais, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 04.989.739/0001-29, herein represented pursuant to its Bylaws, hereinafter referred to as “LUXEMBURGO” and jointly with AG TELECOM, referred to as “AG”;

3.	LF TEL S.A., a corporation, headquartered at Av. Dr. Chucri Zaidan, 920, 16° andar, in the city of São Paulo, State of São Paulo, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 02.390.206/0001-09, herein represented pursuant to its Bylaws, hereinafter referred to as “LF TEL”; and

4.	FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL, a private supplementary pension entity, headquartered at Rua Lauro Muller 116, 18° andar, salas 1807/1808 (parte), Botafogo, in the city of Rio de Janeiro, State of Rio de Janeiro, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 07.110.214/0001-60, herein represented pursuant to its Bylaws, hereinafter referred to as “FUNDAÇÃO ATLÂNTICO,”

And, as “Intervening Consenting Party”,

5.	TELEMAR PARTICIPAÇÕES S.A., a publicly-held corporation, headquartered at Praia de Botafogo 300, 11° andar, sala 1101 (parte), Botafogo, in the city of Rio de Janeiro, State of Rio de Janeiro, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ/MF) under No. 02.107.946/0001-87, herein represented pursuant to its Bylaws, hereinafter simply referred to as “Company.”

WHEREAS:

I.

a Letter of Intent was signed on July 28, 2010, as amended on October 27, 2010, with Portugal Telecom SGPS controlling shareholding Portugal Telecom, which set forth the principles of a strategic partnership among Portugal Telecom and the Company’s subsidiaries, aiming at developing a Brazil-Portugal global telecommunications project to allow through an industrial alliance the cooperation in several areas, thus, achieving the sharing of best practices, reaching benefits of scale, potentializing Research & Development initiatives, expanding their international footprint, especially in Latin America and Africa, diversifying services, maximizing synergies and reducing costs, always seeking to provide the best services, customer service to both groups and the creation of value to their shareholders (“Industrial Alliance”);

II.	after the implementation of the Industrial Alliance, the Parties will own common shares, registered and without par value, of the Company (“Shares”), distributed as follows:

SHAREHOLDER	NUMBER OF COMMON SHARES	% OF COMMON SHARES	% TOTAL
AG	565,880,372	19.36%	19.35%
LF TEL	565,880,372	19.36%	19.35%
FUNDAÇÃO ATLÂNTICO	336,439,733	11.51%	11.50%

III.	considering the change in the Company’s ownership structure due to the entry of a new shareholder, Bratel Brasil S.A., a subsidiary of Portugal Telecom SGPS (“Portugal Telecom”), the Parties intend to amend the Company’s Shareholders’ Agreement, entered into on April 25, 2008 (“Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO”), in order to clarify the effects of the transfer of Affected Shares by any of the original signatory parties to the Agreement (AG, LF TEL or FUNDAÇÃO ATLÂNTICO).

THE PARTIES HERETO DECIDE to enter into the present Amendment to the Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO, according to the following terms and conditions:

SECTION 1 – Capitalized terms not expressly defined in this Amendment to Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO shall have the meaning attributed thereto in the Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO.

SECTION 2 – The Parties decide to amend Section 5 of the Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO, in order to clarify the effects of the transfer of the Affected Shares by any of the original signatory parties to the Agreement (AG, LF TEL or FUNDAÇÃO ATLÂNTICO). Therefore, Section 5 of the Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO shall henceforth read as follows:

“SECTION 5

TRANSFER OF AFFECTED SHARES

5.1	This Agreement does not impair the Affected Shares transfer rules reflected in the General Shareholders’ Agreement to which the Parties are also signatories and which shall also be observed by them where applicable, especially its Sections 8.17 and 8.17.1, as well as the procedural part.

5.2	Pursuant to the provisions of this Shareholders’ Agreement and the General Shareholders’ Agreement for this purpose, in the event of the full or partial sale of Affected Shares held by a Shareholder, the following rules shall be observed:

(i)	if the selling shareholder disposes of all his Affected Shares to a sole buyer, the buyer will succeed the selling shareholder in all his rights and obligations set forth herein;

(ii)	if the selling shareholder disposes of all his Affected Shares to more than one buyer, or also partially sells his Affected Shares, the buyers, and where applicable, the selling Shareholder, shall be deemed as a sole Party (“Group”) for all the effects hereof (even if one of the buyers is already a signatory Shareholder of this Agreement).

5.2.1 In the event the scenario provided for in Section 5.2 (ii) occurs, the holders of Affected Shares comprising the Group shall appoint, as provided for in this Section 5, as a condition of the manifestation of the Group’s intent in the Preliminary Meetings, a single representative to participate in the Previous Meetings referred to in Section 3, whose attendance in Preliminary Meetings will allow the Preliminary Meetings installation pursuant to Section 3.3.3 and who shall vote at the Preliminary Meetings representing the intent of the Group of Affect Shares, partially or fully acquired.

5.2.2 The appointment or replacement of the Group’s representative to attend the Preliminary Meetings, the content of vote to be cast by him or his absence in Preliminary Meetings, shall be resolved by the holders of the Affected Shares of the Group, as indicated in the Section 5.3 below.

5.3	In the event the scenarios provided for in Sections 5.2.1 and 5.2.2 occur, the holders of the Group’s Affected Shares (as long as they hold, at least, the percentage corresponding to eight percent (8%) of the Group’s aggregate Affected Shares) shall establish the intent of the Group, observing the following: (a) in case of up to four (4) holders of the Group’s Affected Shares, by unanimous vote; (b) in case of five (5) holders of the Group’s Affected Shares, by favorable manifestation of four (4) holders of the Group’s Affected Shares; or (c) in case of six (6) or seven (7) holders of the Group’s Affected Shares, by the favorable manifestation of, at least, five (5) holders of the Group’s Affected Shares.

5.4	The resolutions of the holders of the Group’s Affected Shares shall be taken in a previous meeting (“Preliminary Group Meeting”) to be held, at least, four (4) hours prior to the Preliminary General Meeting, observing, where applicable, the procedures provided for herein.

5.5	The Group’s resolutions shall be observed within the scope of the Preliminary Meetings when these are registered in the Minutes of the Preliminary Group Meeting, as provided for in Sections 5.2 and 5.3, and especially in relation to the non-attendance of the Group’s representative.”

SECTION 3 – Although the Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO was entered into only by , AG (AG TELECOM and LUXEMBURGO considered for all intents and purposes of this Amendment as a sole Party), LF TEL and FUNDAÇÃO ATLÂNTICO, these parties agree that the effectiveness of this Amendment shall be subject to: (i) the purchase and subscription by

Portugal Telecom of indirect equity interests in AG and LF TEL and a direct interest in the Company, as the terms and conditions provided in the Contract of Purchase and Sale of Shares of Pasa Participações S.A. (“AG PASA”), in the Contract of Subscription of Shares issued by AG PASA, in the Contract of Purchase and Sale of Shares of EDSP75 Participações S.A. (“LF”), in the Contract of Subscription of Shares issued by LF, in the Contract of Subscription of Shares issued by the Company, all signed on this date by Portugal Telecom, and in the Contract of Purchase and Sale of Shares and Preemptive Rights for Subscription of Shares of the Company, signed on this date by Portugal Telecom and the other shareholders of the Company, BNDESPAR, PREVI, FUNCEF and PETROS; and (ii) the effective receipt of the purchase and subscription price of the shares of AG PASA, LF and the Company and of the purchase price of shares and preemptive rights to subscribe for the shares owned by BNDESPAR, PREVI, FUNCEF and PETROS, regardless of any additional formality.

SECTION 4 – All other sections of the Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO shall remain effective.

SECTION 5 – This present Amendment to the Agreement among AG, LF TEL and FUNDAÇÃO ATLÂNTICO binds its Parties, as well as their respective heirs and successors, irreversibly and irrevocably, in title.

In witness whereof, the parties sign this present instrument in eleven (11) counterparts of equal content and form, before the two (2) undersigned witnesses.

Rio de Janeiro, January 25, 2011.

AG TELECOM PARTICIPAÇÕES S.A.

Name / Title    Name / Title

LUXEMBURGO PARTICIPAÇÕES S.A.

Name / Title    Name / Title

LF TEL S.A.

Name / Title    Name / Title

FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL

Name / Title    Name / Title

TELEMAR PARTICIPAÇÕES S.A.

Name / Title    Name / Title

Witnesses: